China ACM Reports Fourth Quarter and Fiscal Year 2012 Results; FY-12 Revenue Up 5.0% to $145.1 Million
Teleconference Begins Today at 8 a.m. Eastern

BEIJING -- (Marketwire) -- 09/26/12 -- China Advanced Construction Materials Group, Inc. (NASDAQ: CADC) ("China ACM"), a leading provider of ready-mix concrete and related technical services in China, today announced its audited financial results for the fiscal year ended June 30, 2012.

Fourth Quarter FY 2012 Financial Highlights

  Revenue decreased 21% year over year to $39.1 million
  Gross margin at 21.0%
  Net loss available to common shareholders of $5.6 million

Fiscal Year 2012 Financial Highlights

  Revenue increased 5% year over year to $145.1 million
  Gross margin at 19.7%
  Net loss available to common shareholders of $6.2 million
  $52 million in working capital at June 30, 2012

Fourth Quarter FY 2011 Results

Revenue. Our revenue is primarily generated from sales of our advanced ready-mix concrete products, manufacturing services and technical consulting services. For the three months ended June 30, 2012, we generated revenue of $39.1 million, compared to $49.3 million during the same period in 2011, a decrease of $10.2 million. The decrease in our revenue is due primarily to decreased revenue from our manufacturing services and concrete sales for the three months ended June 30, 2012.

Our concrete sales revenue was $36.7 million for the three months ended June 30, 2102, a decrease of $4.6 million from the three months ended June 30, 2011. In 2012, the real estate industry, closely related to the concrete products industry, was under continuous regulation and control. Demand for ready-mix concrete dropped significantly The decrease in revenues from concrete sales was principally due to lower demand of concrete compared to the same period of last year.

Revenue from our manufacturing services segment was $2.4 million for the three months ended June 30, 2012, decrease of $5.5 million as compared to the three months ended June 30, 2011. Such decrease in revenue was attributable principally due to the suspension of operations of a number of our portable plants during the year ended June 30, 2012, in light of an increase in audit inspections at high speed rail construction sites around China resulting from the recent heightened public scrutiny of railway safety in China.

Gross Profit. Gross profit was $8.2 million for the three months ended June 30, 2012, as compared to $10.8 million for the three months ended June 30, 2011. Our gross profit for the sale of concrete was $7.8 million, or 21.3% of revenue, for the three months ended June 30, 2012, as compared to $8.1 million, or 19.6% of revenue, for the same period last year. The increased gross profit margin reflects higher prices for our concrete products in Beijing as compared to the same period last year.

Our gross profit with respect to our Manufacturing services segment was $0.4 million, or 16.5% of revenue, for the three months ended June 30, 2012, as compared to gross profit of $2.7 million, or 33.8% of revenue, for the same period last year. The decrease in gross profit margin was principally the result of the suspension of operations of our portable plants for year ended June 30, 2012, and slowing production rates at plants nearing project completion and extended project delays stemming from delayed municipal government resident relocation efforts, increase in costs of transportation, a larger employee base and suspended operations due to ongoing government quality and audit inspections at high speed rail construction sites around China.

Provision for doubtful accounts. We incurred provision for doubtful accounts of $8.6 million for the three months ended June 30, 2012, an increase of $2.1 million, as compared to $6.5 million for the three months ended June 30, 2011. We expect longer collection period on accounts receivable and higher probability of uncollectable accounts receivable, and therefore changed the estimate of our allowance for doubtful accounts within one year from our historical default rate of 2% to 5% based on peers’ comparable rate in domestic construction industry during the year ended June 30, 2012.

Selling, General and Administrative Expenses. We incurred selling, general and administrative expenses of $4.3 million for the three months ended June 30, 2012, an increase of $1.6 million, as compared to $2.7 million for the three months ended June 30, 2011. The increase was principally due to a $0.4 million increase in salary and benefits, a $0.7 million increase in consulting and auditing expenses, a $0.4 million increase in insurance expense and a $0.6 million increase in conference and other general expenses, offset by a $0.2 million decrease in R&D expense and a $0.3 million decrease in other expenses.

Impairment of long-lived assets. We incurred a $3.4 million impairment charge related to our portable plants due to the carrying value exceeding the fair value of the related portable plants during the three months ended June 30, 2012.

Net Income (loss) available to Common shareholders. We recognized net loss of approximately $5.6 million for the three months ended June 30, 2012, as compared to net income of approximately $7.0 million for the three months ended June 30, 2011, a decrease of $12.6 million. Such decrease in net income was primarily due to an increase in provision of doubtful accounts, impairment charge of long-lived assets, research and development expenses, consulting service associated with the going private transaction and selling, general, and administrative expense from an increase in our labor base and scale of operations, offset by higher prices, growth of our client base, and increase in our plant production capacity across our Beijing concrete plant network.

Fiscal Year 2012 Results

Revenue. For the year ended June 30, 2012, we generated total revenue of approximately $145.1 million compared to approximately $137.9 million during the year ended June 30, 2011, an increase of approximately $7.2 million or 5%. Such increase is due to our sales generated from the concrete division for the year ended June 30, 2012. In addition, on November 15, 2010, we announced a 25% average price increase across our various concrete grade sales to keep in line with an average raw material cost increase of 19.8% . As a result, our concrete sales revenue was approximately $134.8 million for the year ended June 30, 2012, an increase of approximately $25.5 million, or 23% compared to the year ended June 30, 2011. The increase in revenues attributable to concrete sales was principally due to greater capacity utilization at our Beijing fixed plants coupled with higher prices and organic growth to include a broader client base.

During the year ended June 30, 2012, we continued to supply concrete products to ten railway projects throughout China through our portable plants, specifically our projects located in Shaanxi Province, Jiangsu Province, Hebei Province, Guangxi Province, Zhejiang Province, Liaoning Province, and Anhui Province. These seven projects contributed approximately $10.4 million to our total revenue for the year ended June 30, 2012, a decrease of approximately $15.2 million, or 60%, compared to the year ended June 30, 2011. The decrease in revenues attributable to our manufacturing services was principally due to the suspension of operations of a number of our portable plants for the year ended June 30, 2012 in light of an increase in audit inspections at high speed rail construction sites around China resulting from the recent heightened public scrutiny of railway safety in China. For these railway projects, the general contractors generally supplied their own raw materials while we provided manufacturing and transportation services.

Gross Profit. Total gross profit was approximately $28.6 million for the year ended June 30, 2012, as compared to approximately $25.6 million for the year ended June 30, 2011. Our gross profit for sale of concrete was approximately $27.7 million, or 21% of revenue, for the year ended June 30, 2012, compared to approximately $15.5 million, or 14% of revenue for the year ended June 30, 2011, an increase of approximately $12.2 million. The higher gross profit for concrete sales for the year ended June 30, 2012, compared with the year ended June 30, 2011, reflects higher demand and higher prices for our concrete products in Beijing as compared to the prior fiscal year. The primary reason for the margin increase in concrete sales from 14% in the year ended June 30, 2011, is due to a 25% average price increase in the second fiscal quarter of our 2011 fiscal year across our various concrete grade sales to keep in line with an average raw material cost increase of 19.8% in addition to improving overall operational efficiencies at our Beijing fixed plants. We intend to continue to adjust our concrete sales prices in tandem with price fluctuations in cement.

Our gross profit with respect to our manufacturing services was approximately $0.9 million, or 8% for the year ended June 30, 2012, a decrease of $6.7 million from the $7.6 million during the year ended June 30, 2011. Such decrease was principally due to the suspension of operations of our portable plants for year ended June 30, 2012. The primary reasons for the margin decrease compared to the same period last year were the slowing production rates at plants nearing project completion and extended project delays stemming from delayed municipal government resident relocation efforts, increase in costs of transportation, a larger employee base and suspended operations due to ongoing government quality and audit inspections at high speed rail construction sites around China.

Provision for doubtful accounts. We incurred provision for doubtful accounts of $22.5 million for the year ended June 30, 2012, an increase of $15.1 million, as compared to $7.4 million for the year ended June 30, 2011. We expect a longer collection period on accounts receivable and higher probability of uncollectable accounts receivable, and therefore changed the estimate of our allowance for doubtful accounts within one year from our historical default rate of 2% to 5% based on peers’ comparable rate in domestic construction industry during the year ended June 30, 2012. As a result, our accounts receivable increased and the provision for doubtful accounts also increased. Some of our customers appeared to have the problems of declining business and shortage in cash. The allowance for doubtful accounts increased to approximately $24.9 million at June 30, 2012, compared to approximately $5.6 million at June 30, 2011.

Selling, General and Administrative Expenses. We incurred selling, general and administrative expenses of approximately $13.1 million for the year ended June 30, 2012, an increase of approximately $4.5 million, or 52%, as compared to approximately $8.6 million for the year ended June 30, 2011. The increase was principally due to a $2 million increase in consulting service, a $1.1 million increase in salary and employment benefit expense, a $1.1 million increase in conference expense and meal & entertainment expense, a $0.5 million increase in audit & professional expenses, a $0.2 increase in depreciation expense, a $0.2 million increase in auto expenses and $0.3 million increase in other business expenses resulting from higher production, offset by a $0.7 million decrease in share-based compensation expense and a $0.2 million decrease in rent expense.

Research and development expenses. Research and development expenses for the year ended June 30, 2012 was $2.9 million, an increase of approximately $2.3 million, or 384%, as compared to approximately $0.6 million for the year ended June 30, 2011, due to the additional costs incurred, primarily due to increased personnel costs, engineering supplies and material purchases.

Impairment of long-lived assets. We incurred a $3.4 million impairment charge related to our portable plants due to the carrying value exceeding the fair value of the related portable plants during the year ended June 30, 2012.

Net Income (loss) available to Common shareholders. We recognized net loss of approximately $6.2 million for the year ended June 30, 2012, as compared to net income of approximately $17.1 million for the year ended June 30, 2011, a decrease of $23.3 million. Such decrease in net income was primarily due to an increase in provision of doubtful accounts, impairment charge of long-lived assets, research and development expenses, consulting service associated with the going private transaction and selling, general, and administrative expense from an increase in our labor base and scale of operations, offset by higher prices, growth of our client base, and increase in our plant production capacity across our Beijing concrete plant network

Balance Sheet Overview

China ACM had working capital of $52 million at June 30, 2012, including $2.4 million in cash, equivalents and short term investments, restricted cash of approximately $6.5 million and $19 million in total debt. Shareholders' equity was $79.0 million compared with $83.1 million on June 30, 2011. The total number of shares outstanding as of September 25, 2012 was 17.8 million.

About China ACM

China ACM is a leading producer of advanced, certified eco-friendly ready-mix concrete (RMC) and related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on numerous high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

Founded in 2002, Beijing-based China ACM provides its materials and services through its network of fixed ready-mix concrete plants covering the Beijing metropolitan area. It also has technical consulting services and preferred procurement agreements with other independently-owned plants across China. Additionally, the Company owns numerous portable plants deployed in various provinces across China primarily to major high speed rail projects. More information about the Company is available at www.china-acm.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial results in 2012 and our ability to deliver such results, expected growth in industry demand and our business, our expected financial performance and strategic and operational plans, our future operating results, the degree of market adoption of our product and service offerings, market competition, dependence on strategic partners, and the Company's ability to manage its business effectively in a rapidly evolving market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as 'will,' 'believes,' 'expects' or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ('SEC'), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov.

- Tables to Follow -

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2012 AND 2011

	2012	2011
ASSETS
CURRENT ASSETS:
Cash	$2,409,914	$1,610,699
Restricted cash	6,536,082	928,200
Accounts and notes receivable, net of allowance for doubtful accounts of $24,913,151 and $5,627,049, respectively	109,977,143	84,793,355
Inventories	2,042,156	1,474,728
Investments	-	12,221,300
Other receivables	1,298,942	2,226,803
Prepayments	11,694,758	5,089,935
Deferred tax assets	3,293,051	-
Total current assets	137,252,046	108,345,020

PROPERTY, PLANT AND EQUIPMENT, net	20,622,505	29,279,440
OTHER ASSETS:
Advances on equipment purchases	4,617,360	4,509,505
Prepayments	1,140,498	2,702,409
Deferred tax assets	578,413	-
Total other assets	6,336,271	7,211,914
Total assets	$164,210,822	$144,836,374

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short term loans, banks	$19,008,000	$15,470,000
Accounts payable	57,171,917	41,320,769
Customer deposits	798,096	391,550
Other payables	4,514,828	488,022
Other payables - shareholders	804,001	790,592
Accrued liabilities	1,712,414	1,921,582
Warrants liability	132,427	-
Taxes payable	1,064,953	747,165
Total current liabilities	85,206,636	61,129,680
OTHER LIABILITIES
Warrants liability	-	618,657
Total liabilities	85,206,636	61,748,337

Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value, 74,000,000 shares authorized, 17,829,464 and 17,794,387 shares issued and outstanding as of June 30, 2012 and June 30, 2011, respectively	17,829	17,795
Additional paid-in capital	35,154,257	34,981,023
Retained earnings	29,010,766	35,240,851
Statutory reserves	6,248,357	6,248,357
Accumulated other comprehensive income	8,572,977	6,600,011
Total shareholders’ equity	79,004,186	83,088,037
Total liabilities and shareholders’ equity	$164,210,822	$144,836,374

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED JUNE 30, 2012 AND 2011

	2012	2011
REVENUE
Sales of concrete	$134,772,498	$109,276,550
Manufacturing services	10,369,387	25,619,062
Technical services	-	3,001,866
Other	889	11,292
Total revenue	145,142,774	137,908,770

COST OF REVENUE
Concrete	107,045,899	93,783,945
Manufacturing services	9,509,245	18,056,445
Technical services	-	423,983
Total cost of revenue	116,555,144	112,264,373

GROSS PROFIT	28,587,630	25,644,397

PROVISION FOR DOUBTFUL ACCOUNTS	22,490,204	7,377,395
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,064,966	8,617,554
RESEARCH AND DEVELOPMENT EXPENSES	2,946,226	608,696
IMPAIRMENT LOSS OF LONG-LIVED ASSETS	3,380,952	-

INCOME (LOSS) FROM OPERATIONS	(13,294,718)	9,040,752

OTHER INCOME (EXPENSE), NET
Other subsidy income	8,718,901	8,083,763
Non-operating expense, net	(1,056,900)	(349,763)
Change in fair value of warrants liability	445,603	1,926,948
Interest income	448,279	591,376
Interest expense	(1,620,562)	(703,837)
TOTAL OTHER INCOME, NET	6,935,321	9,548,487

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(6,359,397)	18,589,239

PROVISION (BENEFIT) FOR INCOME TAXES	(129,312)	1,523,995
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(6,230,085)	$17,065,244

COMPREHENSIVE INCOME (LOSS):
Net Income (Loss)	(6,230,085)	17,065,244
Foreign currency translation adjustment	1,972,966	3,580,028

COMPREHENSIVE INCOME (LOSS)	$(4,257,119)	$20,645,272

EARNINGS (LOSS) PER COMMON SHARE ALLOCATED TO COMMON SHAREHOLDERS
Weighted average number of shares:
Basic	17,818,474	17,671,648
Diluted	17,818,474	18,142,630

Earnings (Loss) per share:
Basic	$(0.35)	$0.97
Diluted	$(0.35)	$0.94

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2012 AND 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(6,230,085)	$17,065,244
Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation	4,386,734	3,898,278
Stock-based compensation expense	132,641	885,674
Deferred tax provision (benefit)	(3,871,464)	131,053
Provision for doubtful accounts	22,490,204	7,377,395
Change in fair value of warrants liability	(445,603)	(1,926,948)
Loss realized from disposal of property, plant, and equipment	968,093	271,529
Impairment loss of long-lived assets	3,380,952	-
Changes in operating assets and liabilities
Accounts and notes receivable	(45,499,782)	(52,826,499)
Inventories	(528,797)	780,312
Other receivables	974,926	(734,177)
Prepayments	(6,442,157)	(2,077,737)
Long term prepayment	1,616,277	1,889,000
Accounts payable	14,769,037	23,464,257
Customer deposits	394,674	(347,174)
Other payables	3,991,849	142,306
Accrued liabilities	(250,285)	187,540
Taxes payable	322,466	(880,754)
Net cash used in operating activities	(9,840,320)	(2,700,701)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of property, plant, and equipment	960,623	753,022
Purchases of property, plant and equipment	(398,257)	(2,142,699)
Investments	12,434,600	(11,880,800)
Net cash provided by (used in) investing activities	12,996,966	(13,270,477)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	31,247,070	15,025,600
Payments for short term loan	(28,071,740)	(75,560)
Rent payable to shareholder	11,906	16,466
Restricted cash	(5,550,419)	(849,140)
Net cash (used in) provided by financing activities	(2,363,183)	14,117,366

EFFECT OF EXCHANGE RATE CHANGE ON CASH	5,752	163,691

NET INCREASE (DECREASE) IN CASH	799,215	(1,690,121)

CASH, beginning of year	1,610,699	3,300,820
CASH, end of year	$2,409,914	$1,610,699

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Cashless conversion of warrants into common stocks	$40,627	$-

Contact

China ACM Investor Relations
+86-010-82525361